Standstill Agreement

This Standstill Agreement, dated July 16, 2012, is by and between Silver Dragon Resources Inc. (the "Company") and JMJ Financial ("JMJ").

Whereas, the Company has issued to each of JMJ and Fife (Fife and any of his affiliates or affiliated companies) notes convertible into common stock of the Company and the Company desires that subsequent to July 20, 2012 each of JMJ and Fife shall postpone any additional conversions of their notes and any sales of common stock of the Company until September 15, 2012.

Now, therefore, the parties agree as follows:

1. Company Representations. The Company represents and warrants to JMJ as follows:

   a. The only two persons or entities with convertible debt that may be converted into common stock of the Company between the date hereof and September 15, 2012 are JMJ and Fife;

   b. Asher and GEL and their affiliates and affiliated companies do not have any convertible debt that may be converted into common stock of the Company between the date hereof and September 15, 2012;

   c. No persons or entities other than JMJ and Fife have any convertible debt that may be converted into common stock of the Company between the date hereof and September 15, 2012; and

   d. The only private place of stock activity (for cash, consulting services, services, and other forms of payment and consideration) that has transacted in the 12 months prior to the date hereof is set forth below:

Date	Beneficiary	Shares	Reason
4/10/12	Ygal Yelizarov	700,000	Private Placement
3/2/12	Sichenzia Ross Friedman Ference LLP	357,143	Retainer Agreement
2/14/12	Michael Howard	100,000	Consulting Services
6/6/11	Grinn Ventures	500,000	Consulting Services
08/31/2011	ZZ New Stock (Grinn Ventures cancellation)	-750,000	Consulting Services
06/17/2011	Andrew Racz	50,000	Consulting Services
9/12/11	Leung Yuet Wah	62,500	Private Placement
9/12/11	Ma Fun Chiu	250,000	Private Placement
9/12/11	Magnolia Ulan Fung	1,250,000	Private Placement
6/6/11	Grinn Ventures	250,000	Consulting Services
2/6/11	Heritage Trust Company	1,250,000	Private Placement

2. Standstill. JMJ shall not convert any amount of the notes issued by the Company into common stock of the Company between July 20, 2012 and September 15, 2012, and JMJ shall not sell any common stock of the Company until September 15, 2012.

3. Financing. JMJ shall provide $50,000 of financing to the Company pursuant to the terms of the existing agreements between JMJ and the Company on or before July 20, 2012.

4. Compensation for Standstill. As consideration for JMJ entering into this Standstill Agreement, the Company agrees to increase the balance outstanding as of the date hereof on each note issued by the Company to JMJ by 5%.

5. Effectiveness. This Standstill Agreement shall become effective only if the Company enters into a substantially similar standstill agreement with Fife, which standstill agreement must provide, among other things, for a standstill by Fife as set forth in Section 2 hereof and an agreement by Fife to provide $50,000 of financing to the Company as set forth in Section 3 hereof.

In witness whereof, the parties hereto have executed this Standstill Agreement as of the date first set forth above.

Silver Dragon Resources Inc.

By: ____________________

Marc Hazout
President and Chief Executive Officer

____

JMJ Financial / Its Principal

[Standstill Agreement Signature Page]